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                                   EXHIBIT XI
                            U.S.B. HOLDING CO., INC.
                       COMPUTATION OF EARNINGS PER SHARE

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997

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                                                  THREE MONTHS ENDED
                                                    MARCH 31, 1997
                                             ----------------------------
                                              (000'S, EXCEPT SHARE DATA)
Weighted average number of common shares
  outstanding................................          6,187,305

Assuming exercise of options reduced by the
  number of shares which could have been
  purchased with the proceeds from exercise
  of such options............................            445,287
                                                ----------------------
Weighted average common and common
  equivalent shares..........................          6,632,592
                                                ----------------------
                                                ----------------------
Net income...................................          $   2,332

Less: Preferred stock dividend requirements..                 34
                                                ----------------------
Net income available to common
  shareholders...............................          $   2,298
                                                ----------------------
                                                ----------------------
Net income per common and common equivalent
  share......................................          $    0.35
                                                ----------------------
                                                ----------------------
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